Exhibit 16.1

February 20, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements by Dalrada Financial Corporation (the “Company”) included under Item 4.01 of its Current Report on Form 8-K dated February 20, 2024, to be filed with Securities and Exchange Commission. We agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with others statements made in that item.

Sincerely,

Macias Gini & O’Connell LLP